MAGELLAN GOLD ANNOUNCES STAKING OF EXPLORATION TARGET

FOR IMMEDIATE RELEASE                                                                            March 6, 2013

Reno, NV --- Magellan Gold Corporation (OTCBB:  MAGE) announced that it has recently staked an exploration target approximately ten miles WNW of Needles, California in San Bernardino, County in the northwest corner of the Sacramento Mountains.

Magellan’s claim block of over 1,000 acres, known as the Sacramento Mountains Project, consists of fifty (50) unpatented lode mining claims filed with the Bureau of Land Management and recorded with the County of San Bernardino, California.

The project encompasses an epithermal gold-silver vein system with numerous outcroppings of mineralization throughout that has not been systematically explored in the past. Evidence of past prospecting activities dating from the 1890s to the 1930s include a number of historic pits, trenches, shallow shafts and adits on outcropping vein sets.  Modern exploration by Fischer-Watt Gold and Amax Gold in the 1980s included an RC hole drilled by Amax Gold in the northern part of the new claim block that reportedly encountered anomalous gold values adjacent to exposed veining in outcrop, according to public domain records.   Our immediate focus to date has been to build a database on the project through the public domain, individuals involved in the exploration of the area during the 1980s and a field examination by Magellan to locate historic diggings and evidence of past drilling.

 “Based on our work to date, we believe strong drill targets have been identified to test the system for mineralization at depth, subject to available working capital,” said John Power, President of Magellan Gold Corporation.

ABOUT MAGELLAN GOLD CORPORATION

Magellan Gold Corporation (OTCBB: MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties.

Magellan Gold’s primary exploration property, The Silver District Property consists of 85 unpatented lode mining claims, 4 patented lode claims, an Arizona mining lease of 154.66 acres and 23 unpatented mill site claims, totaling over 2,000 acres. The property covers the heart of the historic Silver District in La Paz County, approximately 80 kilometers (50 miles) north of Yuma in southwest Arizona.

Magellan is also developing exploration targets on its “Sacramento Mountains Project” which is comprised of 50 lode claims totaling over 1,000 acres located near Needles, California.

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power, President (707) 884 - 3766